Global Healthcare REIT Sells Skilled Nursing Facility in Georgia

Provides Update

Greenwood Village, CO — July 1, 2016 — Global Healthcare REIT, Inc. (OTCQB: GBCS), a company that owns healthcare properties and leases them to senior care facility operators, has closed upon and consummated a definitive purchase and sale agreement to sell a 71-bed skilled nursing facility in Union Point, Georgia to Greene County LTC, LLC, a Georgia limited liability, company for $3.8 million.

The facility consists of a 71-bed skilled nursing facility known as Greene Pointe Healthcare Center located at 1321 Washington Highway, Union Point, Georgia 30669. The Buyer is the former lease operator of the facility.

Goodwill Nursing Home

Concurrently with the sale of the Greene Point property, the Company also executed a new ten year operating lease covering the Goodwill Nursing Home located in Macon, Georgia. The lease operator is an affiliate of the Greene Point buyer. The Goodwill facility was closed by Georgia regulators in January 2016 when the former lease operator filed a Chapter 11 bankruptcy petition. The new lease is effective but the term does not commence until and unless the State of Georgia issues the requisite approvals needed to recertify and reopen the facility. In addition, either the former lease operator currently in bankruptcy must reject the existing lease or the Company must seek a relief from stay and request an Order of the Bankruptcy Court terminating the lease. While awaiting such approvals, the new lease operator has committed to investing a minimum of $1.0 million in refurbishing the property.

About Global Healthcare REIT

Global Healthcare REIT acquires real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, assisted living and independent living facilities. The company does not operate its own healthcare facilities, but leases its properties under long term operating leases. After the sale of Greene Point it owns controlling interests in 10 facilities primarily across the Southeastern U.S. For further information, visit www.gbcsreit.com.

Forward-looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. There can be no assurance that the Company will be able to declare and pay cash dividends to common stockholders in the future, or the frequency or amount of such dividends, if any. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

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